Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-143068, 333-28695, 333-42485, 333-36734, 333-65312, 333-65314, 333-65316, 333-120156, 333-137004, 333-137808 and 333-139672 on Form S-8 and Registration Statements No. 333-146696 and 333-145069 on Form S-3 of our reports dated February 26, 2008 relating to the 2007 and 2006 consolidated financial statements of L-1 Identity Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006) and the effectiveness of L-1 Identity Solutions, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of L-1 Identity Solutions, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 26, 2008